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                                 Exhibit (h)(85)

Agreement dated as of October 16, 2002 between One Group Mutual Funds, One Group
       Administrative Services, Inc and the New York Mercantile Exchange.

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                                    AGREEMENT

          THIS AGREEMENT is made and entered into as of October 16, 2002 by and between One Group Mutual Funds, a business trust organized and existing under the laws of the State of Massachusetts, having its principal office at 1111 Polaris Parkway, Columbus, Ohio 43271-1235 ("One Group"), One Group Administrative Services, Inc., a corporation organized and existing under the laws of the State of Delaware, having its principal office at 1111 Polaris Parkway, Columbus, Ohio 43271-1235 ("OGA"), (collectively, One Group and OGA are referred to herein as the "Fund"), and the New York Mercantile Exchange, Inc., a Delaware corporation having its principal place of business at One North End Avenue, New York, New York, 10282 ("NYMEX").

                                    RECITALS

          A. NYMEX acts as a clearing organization for certain futures contracts and options on futures contracts traded on exchanges designated by the Commodity Futures Trading Commission pursuant to the Commodity Exchange Act as contract markets.

          B. The rules of NYMEX provide that its clearing members may substitute such shares of money market mutual funds ("Money Fund Shares" or "Shares") for other assets on deposit as margin, and NYMEX desires to have the Fund perform certain services with respect to such Money Fund Shares, as set forth in this Agreement.

                                    AGREEMENT

          The Fund agrees to act for NYMEX with respect to Shares deposited with it by or for NYMEX as margin, and to take such actions with respect to the Shares, and any dividends payable with respect thereto and the proceeds of any redemptions thereof, as directed by NYMEX, either herein, or by notice as provided for herein, subject to the following terms and conditions:

          1. The terms and conditions contained in this Agreement shall apply to all Shares, all dividends declared and paid with respect to such Shares including additional Money Fund Shares purchased with such dividends, and all proceeds of any redemptions of such Shares, which may be deposited in any of the accounts referred to below. The Fund will not provide supervision, recommendations or advice to NYMEX with respect to the investment, purchase, sale, retention or other disposition of the Shares held under this Agreement.

          2. The Fund shall establish and maintain, at no cost to NYMEX, such accounts on the books and records of the Money Market Fund as NYMEX shall direct, which accounts shall be identified on the records of the Money Market Fund as NYMEX margin accounts, together with such additional information as NYMEX shall specify (the "Accounts"). Each such Account shall have as many sub-accounts as NYMEX shall direct, which shall be identified on the records of the Fund as NYMEX shall specify. The record of each sub-account shall contain a description (including CUSIP number) of, and the aggregate net asset value and share quantity of, the Money Fund Shares deposited therein.

          3. (a) The Fund shall cause (i) all dividends declared on Shares in the Accounts to be paid to or for the account of the clearing member identified for such sub-account

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and (ii) all proceeds from redemptions under 3(b) hereof, to be transferred as instructed by NYMEX.

               (b) The Fund shall redeem Shares on any given Business Day upon receipt of written authenticated instructions from NYMEX by 4:00 p.m. Eastern time on that Business Day and pay any proceeds received in accordance with subparagraph 3(a).

               (c) Shares that are deposited in the Accounts shall be held in the sub-accounts thereof subject to the exclusive control of NYMEX. The Fund shall transfer, deposit, distribute or otherwise dispose of Shares held in any sub-account in accordance with written authenticated instructions from NYMEX, and shall comply with such instructions notwithstanding any pending proceeding under the Federal Bankruptcy Code with respect to the clearing member identified for such sub-account, except only to the extent that there is an effective written order issued otherwise than at the request of the Fund by a court of competent jurisdiction, which order is legally binding on the Fund in its capacity under this Agreement and specifically orders the Fund not to transfer or otherwise dispose of Shares or funds held in a Account or sub-account thereof. The Fund agrees that it will not take any action to cause the issuance of an order described in the preceding sentence. No Shares or proceeds from the redemption thereof shall be released from the Accounts except upon written authenticated instructions from NYMEX or as provided in subparagraph 3(a).

               (d) If the Fund, in accepting Shares for deposit in an Account, makes any error in recording the deposit of such Shares on its books, or, in making the credits or transfers required with respect to dividends and proceeds from Shares in accordance with paragraph 3(a), credits or transfers an incorrect amount to any account, or credits or transfers an incorrect account, or fails to make a required credit or transfer, then (i) if the Fund detects its error on the same Business Day, it shall correct such error forthwith and if it has delivered to NYMEX or a clearing member any notice, statement or report ("Report") that reflects such error, it shall promptly deliver to the parties receiving such Report a correction thereto, or (ii) if the Fund fails to detect its error in time to correct it on the same Business Day, it shall advise NYMEX before taking corrective action. If the error resulted in an overpayment in any Account and the correction would result in a negative balance in such account, NYMEX, upon notice from the Fund, shall promptly return sufficient funds to the Account to permit correction of the error, regardless of any claim that NYMEX may have against a particular clearing member.

               (e) the Fund shall execute on behalf of NYMEX such certificates as may be required to obtain payment with respect to, or to effect the sale, transfer or other disposition of, any Shares. Notwithstanding the foregoing, NYMEX acknowledges that certificates for Money Fund Shares are not issued and nothing in the preceding sentence shall be construed so as to obligate the Fund to begin issuing Certificates of beneficial interest or other certificates evidencing Share ownership.

          4. (a) The Fund is authorized to accept and rely on all written instructions reasonably believed by the Fund to be genuine, which are or appear to have been executed and authenticated by NYMEX with respect to the Shares, or the dividends declared thereon and/or proceeds from the redemption thereof, whether given by hand delivery, U.S. mail, courier, messenger, or facsimile transmission (the "Written Instructions"). Written Instructions provided by hand delivery, U.S. mail, courier or messenger must be provided to the address specified in Section 11 hereof. Written Instructions provided by facsimile must be addressed to Manager, Fund Operations at (614) 213-6337.

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                (b)  NYMEX assumes responsibility for any loss, claim or expense the Fund incurs in following the Instructions except in the event of the Fund's failure to act in accordance with the reasonable commercial standards of the money market mutual fund business. The Fund shall not be liable for delays or failure to carry out such Instructions due to circumstances beyond the Fund's control. Notice of all claims against the Fund for failure to properly carry out such Instructions must be given to the Fund within 45 days from the date on which such Instructions are executed.

                (c) The Fund undertakes to perform such duties and only such duties as are specifically set forth in this Agreement, it being expressly understood that there are no implied duties hereunder. The Fund shall not be liable to NYMEX, directly or indirectly, for any damages or expenses arising out of the services provided hereunder other than damages which result from the Fund's failure to act in accordance with the reasonable commercial standards of the money market mutual fund business; and the Fund shall not be liable for special or consequential damages (whether or not foreseen). The Fund has no duty to make investment decisions or to pay dividends on Shares except such dividends on Shares as is received by the Fund.

          (i) NYMEX agrees to indemnify the Fund, its officers and employees and hold them harmless for and from all claims, losses, liabilities and expenses, including, without limitation, reasonable legal fees and expenses and amounts paid or payable in settlement of any action proceeding or investigation, arising from any claim of any person or entity resulting from actions the Fund takes in accordance with provisions of this Agreement (including, without limitation, the disposition of Shares at the direction of NYMEX), except claims, losses, liabilities or expenses arising from the Fund's failure to act in accordance with the reasonable commercial standards of the money market mutual fund business. The Fund may elect to be represented by its in-house legal department with respect to any matter to which the indemnification set forth in this paragraph is applicable, in which case "reasonable legal fees and expenses" shall not exceed the fully allocated cost to the Fund for the services of its legal department in connection with the matter.

          (ii) Within five Business Days after an indemnified party receives notice of the commencement of any action, that indemnified party shall, if it intends to make a claim against NYMEX under this paragraph 4(d), notify NYMEX of its commencement and provide it with a copy of the summons and complaint. NYMEX shall be entitled to assume the defense of such action with counsel of its choice, reasonably acceptable to the Fund; provided, however, that if NYMEX is a party to the action, the indemnified party may retain the defense if advised by counsel that there are legal defenses available to the indemnified party which are different from or additional to those available to NYMEX.

          (iii) If NYMEX assumes the defense of any action pursuant to the foregoing sentence, the following additional provisions shall apply:
          (A) NYMEX shall provide the Fund, upon its reasonable request, with copies of all documents received by it or its counsel with respect to the

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          indemnified matter promptly upon receipt thereof and with copies of all documents proposed to be delivered by it or its counsel with respect to the indemnified matter, and shall use its best efforts to provide such documents sufficiently in advance of any deadline for delivery of such documents to allow the Fund to review and comment thereon prior to such deadline and prior to actual delivery; (B) NYMEX shall consult with the Fund in good faith as to the conduct of such defense and shall give due regard to any comments or suggestions made by the Fund; and (C) in the event the Fund disagrees with NYMEX about the conduct of the defense, the Fund may assume such defense, and upon such assumption by the Fund, NYMEX shall be released from its obligation to indemnify the Fund with respect to such action.

          (iv) NYMEX shall not be required to indemnify or reimburse any indemnified party for any amount paid or payable by such indemnified party in the settlement of any action, proceeding or investigation unless NYMEX gives its written consent to such settlement, which consent shall not be unreasonably withheld.

          5. (a) The Fund shall be responsible for the protection of the records it prepares in connection with its duties with respect to the Shares, the Accounts and the sub-accounts hereunder, excepting only loss or destruction caused by an act of God, the public enemy, any government, governmental agency or military body, by any riot or civil commotion or by any other cause or condition beyond the control of the Fund.

               (b) The Fund will maintain records of deposits to each subaccount of each Account so as to enable the individual deposits to be identified with specificity.

               (c) The Fund will not accept for deposit to any subaccount of a Account hereunder any Shares of which the Fund has actual knowledge are not free and clear of all liens, security interests, charges, encumbrances and rights of third parties of whatever kind or nature, except only the rights of NYMEX. Notwithstanding the foregoing, the Fund shall have no obligation to make any independent investigation as to, or to search for, the existence of any third party rights referred to in the preceding sentence.

               (d) The Fund shall not assert any lien on or security interest in, or exercise any right of set-off against, any Shares in its custody hereunder.

          6.   The Fund acknowledges and agrees that:

               (a) The Shares deposited into any Account hereunder, and any proceeds thereof, are held for the account of NYMEX as margin.

               (b) The Shares deposited in any Account that NYMEX has identified to the Fund as being subject to CFTC segregation requirements are required to be segregated in accordance with the provisions of the Commodity Exchange Act and the regulations promulgated thereunder, and the Fund shall have executed an acknowledgment as required therein, substantially in the form attached as Exhibit A.

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               (c)  The Fund's records with respect to the Accounts and the
Shares may be examined, during regular business hours on any Business Day, by NYMEX or its agents or representatives, and by authorized representatives of the Commodity Futures Trading Commission, upon reasonable prior written notice by NYMEX to the Fund.

               (d) The Shares deposited in any Account hereunder are maintained exclusively for the benefit of NYMEX and do not constitute general assets of the Fund.

               (e) (i) The Fund shall treat NYMEX as entitled to exercise the rights that comprise the Shares credited to the Accounts; (ii) the Shares credited to the Accounts shall be deemed to be "financial assets" (as defined in Section 8-102(a)(9) of the Uniform Commercial Code ("UCC")); and (iii) the Fund shall identify NYMEX in the Fund's records as the "entitlement holder" (as defined in Section 8-102(a)(8) of the UCC) with respect to the Shares credited to the Accounts.

          7. The Fund and NYMEX shall observe the procedures identified in Exhibit B to this Agreement with respect to the Accounts on each Business Day.

          8. No later than 12:00 noon on the first Business Day of each week, the Fund shall deliver to NYMEX a current list, by subaccount, of the Shares held in each Account, showing as to each sub-account (i) the CUSIP number, (ii) the net asset value and Share quantity and (iii) a description.

          9. NYMEX is authorized to, and the Fund acknowledges that NYMEX may, rely on the confirmations, notices and reports given by the Fund pursuant to this Agreement.

          10. Any delay or failure of either party hereto at any time to require performance by the other party of any provision of this Agreement shall in no way affect the right of such party to require future performance of that or any other provision of this Agreement and shall not be construed as a waiver of any subsequent breach of any provision, a waiver of this provision itself or a waiver of any other right under this Agreement.

          11. (a) Except as provided in subparagraph 4(a) or any other provision of this Agreement setting forth the means by which certain notices, instructions or other communications are required or permitted to be given, any written notice, instruction or other communication required or permitted under this Agreement shall be given by hand delivery, United States mail, or facsimile and shall be deemed delivered upon delivery by hand to, or on the second day (disregarding Saturdays, Sundays and holidays) after deposit in the United States mail, postage prepaid, return receipt requested, addressed to, the following address or, in the instance of facsimiles, upon receipt of a confirmation that the facsimile has been transmitted to the facsimile number listed below:

          If to the Fund:

          One Group Administrative Services, Inc.
          Suite J/K/L
          1111 Polaris Parkway
          Columbus, Ohio 23171-1235
          Attention: Tim Thiebout

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          With a copy to:

          One Group Administrative Services, Inc.
          Suite J/K/L
          1111 Polaris Parkway
          Columbus, Ohio 23171-1235
          Attention: Robert L. Young

          If to NYMEX:

          New York Mercantile Exchange, Inc.
          One North End Avenue
          World Financial Center
          New York, New York 10282-1101
          Attention: Senior Vice President and General Counsel
          Facsimile: (212) 299-2200

or such other address or facsimile number as the party to be so addressed may hereafter designate by written notice to the other.

               (b) The term "authenticated" as used herein, means verified by use of a pre-authorized signature or facsimile signature on a writing, or by the use of one or more other means as from time to time agreed to in writing between NYMEX and the Fund to be proof of the authorization of such communication by the sender.

               (c) The term "Business Day" means (i) any day on which both NYMEX and the Fund are open for business on a calendar day and (ii) such other days and times as may be agreed upon from time to time in writing by NYMEX and the Fund.

          12. If any of the provisions of this Agreement are invalid under any applicable statute or rule of law, they are, to that extent, to be deemed omitted.

          13. This Agreement, and all amendments and supplements hereto, if any, constitute the entire agreement between the parties relating to the subject matter hereof and supersede all proposals and agreements, oral or written, and all other communications, oral or written, between the parties relating to the subject matter hereof, and may not be modified except in a writing signed by the party against whom the modification is to be enforced.

          14. This Agreement may be terminated at any time by the mutual agreement of the parties. Additionally, either party may terminate this Agreement upon sixty (60) days prior written notice delivered to the other party as provided for herein.

          15. In all matters set forth in this Agreement controlled by state law, the internal laws of the State of New York shall govern. In any litigation, suit, controversy or proceeding (an "Action"), if any, arising out of or relating to this Agreement, the Fund and NYMEX agree that such Action will be commenced, litigated and resolved in, and subject to the jurisdiction of, the courts of the State of New York.

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          16.  Times specified herein refer to, in the absence of a contrary specification, Eastern Standard or Eastern Daylight Time as in effect in New York, New York on the date involved.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

                                        ONE GROUP MUTUAL FUNDS

                                        By /s/ Mark A. Beeson
                                           -------------------------------
                                        Name (Typed): Mark A. Beeson
                                                      --------------------
                                        Title: President
                                               ---------------------------


                                        ONE GROUP ADMINISTRATIVE SERVICES, INC.

                                        By /s/ Robert L. Young
                                           -------------------------------
                                        Name (Typed): Robert L. Young
                                                      --------------------
                                        Title: Chief Operating Officer
                                               ---------------------------


                                        NEW YORK MERCANTILE EXCHANGE, INC.

                                        By: /s/ Arthur McCoy
                                            ------------------------------
                                        Name (Typed): Arthur McCoy
                                                      --------------------
                                        Title Vice President
                                              ----------------------------

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                                    Exhibit A

                                                                 January __,2001

One Group Mutual Funds
Suite J/K/L
1111 Polaris Parkway
Columbus, Ohio 23171-1235

Re:  NEW YORK MERCANTILE EXCHANGE, INC. CUSTOMER
     SEGREGATED MARGIN ACCOUNT, ACCOUNT NO. _______________

Ladies and Gentlemen:

The New York Mercantile Exchange, Inc. ("NYMEX") has or may have certain sums of money or securities (hereinafter referred to as "funds") credited to NYMEX's Customer Segregated Margin Account, Account No. _______________ (the "Account") established and maintained with you.

You are hereby informed that funds deposited in the Account, and subsequent additions thereto and accruals therein, represent and include funds belonging to customers of the clearing members ("Clearing Members") of NYMEX.

Such funds have been transferred to the Account as initial margin by the customers of Clearing Members, who are trading in commodity futures and option contracts listed on the NYMEX and its affiliates (collectively the "Exchange"), which funds are regulated by Section 4d(2) of the Commodity Exchange Act and Regulations of the Commodity Futures Trading Commission ("CFTC"). Such funds are held, and are required to be held, in accordance with the provisions of the Commodity Exchange Act and CFTC Regulations.

Section 4d(2) of the Commodity Exchange Act and CFTC Regulations 1.20(b) and 1.26(b) provide that such commodity customers' funds shall be segregated and treated as belonging to the Clearing Members' commodity customers, rather than as belonging to the Exchange or Clearing Members.

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Accordingly, funds held in the Account shall be separately accounted for and segregated as belonging to the commodity customers of Clearing Members; no portion of the funds in the Account may be obligated to any person (including you), except to purchase, margin, guarantee, secure, transfer, adjust or settle trades, or contracts of commodity customers; and no person (including you) may hold, dispose of, or use any funds in the Account as belonging to any person other than commodity customers. Without limiting the generality of the foregoing, the funds in the Account will not be subject to any lien or offset or liability which may now or hereafter be owing to you by NYMEX, the Exchange or any other person other than customers, and such funds shall not be applied by you upon any such indebtedness or liability.

Please acknowledge the foregoing and your agreement thereto by signing in the space provided below.

                                           Very truly yours,


                                           NEW YORK MERCANTILE EXCHANGE, INC.

                                           By: _________________________
                                           Its: ________________________

Accepted and Agreed to as of

______________________, 2001


One Group Mutual Funds

By_________________________________
Its:_______________________________

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                                    Exhibit B

1. The Fund will only accept for investment to any sub-account of a Custody Account shares of a money market mutual fund approved in writing in advance by NYMEX ("MMF Shares") that are fully and finally paid for and, to the Fund's actual knowledge, are free and clear of liens, security interests, charges, encumbrances and rights of third parties.

2. The Fund shall not assert any lien on or security interest in, or exercise any right of set-off against, any MMMF Shares in its custody.

3. Dividend reinvestments and income accruals related to, and income earned from, MMMF Shares shall not be credited to NYMEX's Custody Accounts or to a specific member sub-account. All such income will only be credited to the account of the clearing member firm, except in the event NYMEX notifies the Fund that the clearing member firm is in default, in which case the Fund shall credit all such dividend reinvestments and income accruals related to, and income earned from, MMMF Shares that accrue after receipt of such notice form NYMEX to NYMEX's Custody Accounts.

4. Individual clearing member firms shall retain any voting rights associated with MMMF Shares and the Fund shall send all proxy and similar materials directly to the clearing members; provided, however, if NYMEX notifies the Fund that a clearing member firm is in default, then all voting rights associated with MMMF Shares shall belong to NYMEX and the Fund shall send all proxy and similar materials directly to NYMEX.

5. Between 9:00 a.m. - 3:45 p.m. each day Eastern time the Fund shall promptly send written confirmation, via facsimile transmission, of each deposit or withdrawal activity of MMMF Shares in a NYMEX Custody Account.

6. The Fund shall produce and make available to NYMEX sub-accounted daily transaction statements or advices indicating all deposits and withdrawals of MMMF Shares from any Custody Account at 10:30 a.m. Eastern time on the immediately preceding day.

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